UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 2 to Form 8-A originally filed on June 23, 2006)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Imation Corp.

(Exact name of registrant as specified in its charter)

Delaware	41-1838504

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Imation Way, Oakdale,
Minnesota	55128

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

New York Stock Exchange
Preferred Share Purchase Rights	Chicago Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A (if applicable).

The undersigned registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on June 23, 2006, File No. 001-14310, as amended on Form 8-A/A filed with the Securities and Exchange Commission on August 1, 2007.
Item 1. Description of Securities to be Registered
     Item 1 of the Form 8-A dated June 21, 2006, as amended on August 1, 2007 (the “Form 8-A”), filed by Imation Corp., a Delaware corporation (the “Company”), is hereby amended by the following:
     Effective as of November 12, 2010, the Company amended the Rights Agreement dated as of June 21, 2006, as amended on July 30, 2007, between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”). The amendment (the “Amendment”) was authorized by the Company’s Board of Directors on August 4, 2010, and executed on November 12, 2010.
     The Amendment appoints Wells Fargo Bank, National Association, as successor Rights Agent, effective November 15, 2010.
     The Amendment also amends Section 8 of the Rights Agreement to provide for electronic storage of cancelled or destroyed stock certificates and clarifies that the signature on a Form of Assignment of the Rights Certificate requires a medallion guarantee.
     A copy of the Amendment has been attached as Exhibit 4.4 hereto and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Amendment. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.
Item 2. Exhibits
     Item 2 is hereby amended by adding the following exhibit attached hereto:
     4.4     Second Amendment to Rights Agreement, dated as of November 12, 2010.

SIGNATURE
     Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: November 12, 2010

IMATION CORP.
By:	/s/ Paul R. Zeller
	Name:	Paul R. Zeller
	Title:	Senior Vice President and Chief Financial Officer